                                                                    EXHIBIT 4.04

                           STOCK PURCHASE AGREEMENT


          This Agreement is entered into as of August 1, 1989 by and between Federated Investors, a Delaware business trust (the "Company"), and Westinghouse Credit Corporation, a Delaware corporation (Westinghouse Credit Corporation and its successors and assigns are referred to as "WCC").

          1.   Authorization and Sale of Securities.  Company has authorized and
               ------------------------------------
shall issue and sell to WCC 1,200,000 shares of Class B Common Shares (the "Class B Stock").

          The certificates representing the Class B Stock shall be dated as of the date hereof. The terms of the Class B Stock are as set forth on Exhibit 1 hereto. (Capitalized terms defined (expressly or by incorporation by reference to other documents) in the Financing Agreement shall have the same meanings when used herein unless otherwise defined herein or unless the context otherwise requires.)

          2.   Sale and Purchase Price of Securities.  Subject to the terms and
               -------------------------------------
conditions hereof, Company agrees to sell to WCC, and WCC agrees to purchase from Company, 1,200,000 shares of Class B Stock for an aggregate purchase price of $3,000,000.

          3.   Delivery of Certificates.  On the date hereof and subject to that
               ------------------------
certain Pledge Agreement of even date herewith between WCC and the Senior Lenders, Company will deliver to WCC certificates which will be registered in WCC's name and will represent 1,200,000 shares of Class B Stock, against delivery by WCC to Company of $3,000,000 by wire transfer of federal funds in payment of the total purchase price.

          4.   Conditions Precedent to Closing.
               -------------------------------

               WCC's obligation to purchase from Company and Company's obligation to issue the Class B Stock to WCC is subject to satisfaction of each of the following conditions:

               4.1  Delivery of Financing Agreement and Term Notes. The
                    ----------------------------------------------
transactions contemplated by the Financing Agreement shall have been consummated.

               4.2  Other Documents. WCC shall have received from Company such
                    ---------------
other documents as WCC may reasonably request either to vest in WCC the rights intended to be granted by this Agreement or to confirm compliance by Company with this Agreement.

          5.   Restriction on Transfer of the Class B Stock.
               --------------------------------------------

               5.1  Legend. The certificates representing the Class B Stock
                    ------
issued to WCC shall be endorsed with the following legends:

               "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, (the "Securities Act") or applicable state securities laws (the "State Laws") and may not be sold, transferred, assigned or otherwise distributed for value unless there is an effective registration statement under the Securities Act and the State Laws covering such securities or the Company receives from the holder of these securities an opinion of counsel experienced in federal securities law matters, which opinion shall be reasonably acceptable to the Company, stating that such sale, transfer, assignment or distribution is exempt from the registration and prospectus delivery requirements of the Securities Act and the State Laws. The securities evidenced by this certificate are subject to provisions governing exchange and transfer restrictions contained in the Stock Purchase dated August 1, 1989, between the Company and Westinghouse Credit Corporation."

                    "No transfer of this instrument or such securities shall be made within twelve (12) months after the date of purchase except as permitted by the Pennsylvania Securities Act of 1972."

               5.2  Pennsylvania Securities Act Notice. IN ACCORDANCE WITH
                    ----------------------------------
SECTION 207(m) OF THE PENNSYLVANIA SECURITIES ACT OF 1972, AS AMENDED AND PRESENTLY IN EFFECT, WCC MAY ELECT, WITHIN (2) BUSINESS DAYS AFTER THE DATE OF RECEIPT BY THE COMPANY OF THIS AGREEMENT EXECUTED BY AND BINDING ON WCC, TO WITHDRAW FROM THIS AGREEMENT AND RECEIVE A FULL REFUND OF ANY PURCHASE PRICE PAID HEREUNDER. ANY WITHDRAWAL HEREUNDER SHALL BE WITHOUT ANY FURTHER LIABILITY TO THE COMPANY OR ANY OTHER PERSON. TO ACCOMPLISH SUCH WITHDRAWAL HEREUNDER, WCC NEED ONLY SEND TO THE COMPANY A LETTER OR TELEGRAM TO THE COMPANY INDICATING ITS INTENTION TO WITHDRAW; PROVIDED; HOWEVER, THAT SUCH LETTER OR TELEGRAM SHALL BE SENT OR POSTMARKED PRIOR TO THE END OF SUCH SECOND BUSINESS DAY. IT IS PRUDENT TO SEND SUCH LETTER BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ENSURE THAT IT IS RECEIVED AND ALSO TO EVIDENCE THE TIME WHEN IT WAS MAILED. IN THE CASE OF AN ORAL REQUEST TO WITHDRAW, WCC SHALL ASK FOR WRITTEN CONFIRMATION THAT SUCH REQUEST HAS BEEN RECEIVED.

               5.3  Removal of Legend. The first sentence of the legend endorsed
                    -----------------
on the certificates representing the Class B Stock pursuant to Section 5.1 hereof shall be removed, and Company shall issue a certificate or certificates without such legend to WCC, if the Class B Stock is being disposed of pursuant to a registration under the Securities Act and pertinent State Laws or if such holder provides Company with an opinion of counsel for such holder (concurred in by counsel for Company) to the effect that a sale, transfer, assignment or distribution of such Class B Stock may be made without registration.

               5.4  Register of Securities. The recording of ownership and
                    ----------------------
transfers of the Class B Stock shall be performed in conformity with the provisions of the Company's Restated Declaration of Trust dated as of July 28, 1989 (the "Declaration of Trust").

               5.5  Stop Transfer Order. A stop transfer order shall be placed
                    -------------------
on Company's stock records or with Company's transfer agent preventing transfer of any of the Class B Stock or shares issued in replacement thereof pending compliance with the conditions set forth in any such legend.

          6.   Representations and Warranties by Company. Company represents and
               -----------------------------------------
warrants to WCC that:

               6.1  Incorporation by Reference. The representations and
                    --------------------------
warranties of Company set forth in the Financing Agreement are incorporated by reference as if fully set forth in this Agreement and shall survive the execution and delivery of this Agreement in the same manner as the other representations and warranties of Company contained in this Agreement notwithstanding payment in full of the Term Loans.

               6.2  Class B Stock.  The Class B Stock, when issued and purchased
                    -------------
pursuant to the terms of this Agreement, will be duly and validly authorized, issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions, except as set forth in Section 5 hereof and except for the Pledge Agreement, the other Senior Loan Documents and the Shareholder Rights Agreement.

               6.3  Securities Laws. Based in part upon WCC's representations
                    ---------------
and warranties contained in Section 7 of this Agreement, no consent, authorization, approval, permit or order of or declaration to or filing with any governmental or regulatory authority is required under current laws and regulations in connection with the execution and delivery of this Agreement or the offer, issuance, sale or delivery of the Class B Stock. Except for offers made in compliance with applicable securities laws, Company has not, directly or through an agent, offered the Class B Stock or any similar securities for sale to, or solicited any offers to acquire such securities from, Persons other than WCC. Under the circumstances contemplated hereby and based in part on WCC's representations and warranties contained in Section 7 of this Agreement, the offer, issuance, sale and delivery of the Class B Stock, under current laws and regulations, will not require compliance with the prospectus delivery or registration requirements of the Securities Act.

               6.4  Beneficial Interests.  The authorized shares of beneficial
                    --------------------
interest in Company consist of 1,000 Series A Cumulative Convertible Preferred Shares, all of which are issued and outstanding, 125,000 Series B Cumulative Preferred Shares and 75,000 Series C Preferred Shares, none of which are issued and outstanding, 99,000 Class A Common Shares of which 1,000 shares are issued and outstanding and 49,700,000 Class B Common Shares of which 13,999,000 shares are issued and outstanding. All of the issued and outstanding shares of Company are duly authorized, validly issued and outstanding, and fully paid and nonassessable. As of the date hereof, there are no options, agreements, warrants or similar rights to purchase any shares of beneficial interest of Company except as provided on Schedule 6 to the Financing Agreement. When issued on the Closing Date, the Class B Stock will constitute 6.2% of the issued and outstanding Class B Stock of Company on a fully diluted basis determined as set forth in Paragraph 9 of this Agreement. Neither the offer nor the issuance or sale of the Class B Stock to WCC hereunder constitutes an event, under the provisions of any securities issued or issuable by Company or by agreements with respect to the issuance of securities by Company, which will either increase the number of shares issuable pursuant to such provisions or decrease the consideration per share to be received by the Company pursuant to such provisions.

               6.5  Corporate Acts and Proceedings. This Agreement has been duly
                    ------------------------------
authorized by all necessary trust action and has been duly executed and delivered by authorized officers of Company, and is the valid and binding agreement of Company, enforceable in accordance with its terms. All trust action necessary to the authorization, creation, issuance and delivery of the Class B Stock has been taken on the part of Company.

               6.6  Disclosure. No representation or warranty in this Agreement
                    ----------
or in any writing furnished or to be furnished pursuant hereto or in connection herewith contains or will contain any untrue statement of a material fact required to make the statements herein or therein contained not misleading or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

          7.   Representations and Warranties of WCC.  WCC represents and
               -------------------------------------
warrants that:

               7.1  Intent. The Class B Stock being acquired by WCC hereunder is
                    ------
being purchased for WCC's own account and for investment purposes, and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

               7.2  No Registration of Class B Stock. WCC understands that (a)
                    --------------------------------
the shares of Class B Stock have not been registered under the Securities Act or under the State Laws by reason of their issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Sections 4(2) and 4(6) thereof and pursuant to registration exemptions under the State Laws; (b) the shares of Class B Stock must be held in-definitely by WCC unless they are registered.under the Securities Act and under State Laws or are exempt from registration; and (c) the reliance of Company and others upon the aforesaid exemptions is predicated in part upon this representation and warranty.

               7.3  Restriction on Sales.  WCC understands that no securities of
                    --------------------
Company are presently registered pursuant to Section 12 of the Securities Exchange Act of 1934 or under the Securities Act, that the Company is not currently required to comply with the reporting requirements of Section 13 of the Securities Exchange Act of 1934, and that an exemption from registration under the Securities Act is not presently available with respect to the Class B Stock pursuant to Rule 144 promulgated under the Securities Act by the Securities and Exchange Commission (the "Commission"), and that in any event WCC may not sell the Class B Stock pursuant to Rule 144 prior to the expiration of a two-year period after WCC has acquired the Class B Stock, and that any sales pursuant to Rule 144 are limited in amount and can only be made in full compliance with the provisions of Rule 144, which may include specific requirements that Company is then providing information to the public with respect to its business and financial affairs as provided by Rule 144 and may restrict the number of shares of Class B Stock WCC may transfer.

               7.4  Residence.  WCC's principal office is located in the
                    ---------
Commonwealth of Pennsylvania.

               7.5  Institutional, Accredited Investor. WCC is a corporation (a)
                    ----------------------------------
which has a tangible net worth on a consolidated basis, as reflected in its most recent audited financial statements, of not less than $10,000,000 and (b) which has had net earnings before taxes, not including extraordinary items, as reflected on its audited financial statements, of not less than $1,000,000 during its most recent fiscal year or averaging $1,500,000 during its most recent three fiscal years. The aggregate purchase price of the Class B Stock does not exceed either 5% of WCC's tangible net worth or 20% of its total net worth. As used in this paragraph, (a) "tangible net worth" shall include net worth less the amount of all items of goodwill, preoperating, deferred or development expenses, patents, trademarks, licenses or other similar accounts; and (b) "most recent" audited financial statements shall mean audited financial statements dated not more than 16 months prior to the date hereof. WCC is an "accredited investor" under applicable federal securities laws and an "Institutional Investor" under applicable Pennsylvania securities laws.

               7.6  Availability of Information. Company has made available to
                    ---------------------------
WCC the opportunity to ask questions of, and receive answers from, its officers and directors, and any other Person acting on its behalf, concerning the terms and conditions of this Agreement and the transactions contemplated herein and to obtain any other information requested by WCC to the extent Company possesses such information or can acquire it without unreasonable effort or expense. WCC has been afforded the opportunity to inspect, and to have its auditors or other agents inspect, the books and records of Company.

               7.7  Acts and Proceedings. This Agreement has been duly
                    --------------------
authorized by all necessary action on WCC's part pursuant to the laws of all pertinent jurisdictions, has been duly executed and delivered by WCC, and is a valid and binding Agreement of WCC enforceable in accordance with its terms.

          8.   Replacement of Certificates Representing Class B Stock.  The
               ------------------------------------------------------
replacement of certificates representing Class B Stock which are lost, stolen, destroyed or mutilated shall be governed by the provisions of the Company's By-laws.

          9.   Dilution. In determining the number of shares of Class B Stock of
               --------
1,200,000 which WCC is entitled to purchase under this Agreement, up to 400,000 shares of Class B Stock to be issued to the Jones Financial Companies and up to 1,931,035 shares of Class B Stock issuable under the Profit-Sharing Trust, stock options, an ESOP or other employee stock arrangements (as set forth in Section 7(Q) of the Financing Agreement) will not be counted.

          10.  Non-Discrimination.
               ------------------

               10.1  Public Offering. In the event of a proposed public offering
                     ---------------
of any shares of beneficial interest of Company pursuant to a registration statement filed with the Securities and Exchange Commission, WCC shall be entitled to participate in any such public offering pro rata with all other holders (except for The Standard Fire Insurance Company ("Standard Fire")) of Class A Common Shares of Company ("Class A Stock") and Class B Stock to the extent that any such holders are entitled to participate in any such public offering. Nothing in this Agreement shall be interpreted or construed to require Standard Fire to reduce the number of shares that it proposes to register in any such offering. WCC shall share in all expenses of any such registration to the same extent as the other holders of Class A Stock and Class B Stock who are participating in the offering.

               10.2  Issuances to Third Parties. In the event that Company
                     --------------------------
offers to issue any shares of Class A Stock or Class B Stock to any member of the Management Circle after the date hereof, then WCC shall be entitled to purchase, at the same price as such member of the Management Circle is purchasing such shares, WCC's pro rata share of Class A Stock or Class B Stock; provided, however, that WCC shall not be entitled to purchase its pro rata share of up to 1,931,035 shares of Class B Stock issuable under the Profit-Sharing Trust, stock options, an ESOP or other employee stock arrangements (as set forth in Section 7(Q) of the Financing Agreement). WCC's percentage ownership of Company shall be diluted on the same basis as the percentage ownership of all other holders of Class A Stock and Class B Stock in the event the Company issues any shares of Class A Stock or Class B Stock to any Unrelated Third Party or in the event of a public offering of Class B Stock by Company. For purposes of this
Section 10.2, the terms "Management Circle" and "Unrelated Third Party" shall have the meanings ascribed thereto in the Shareholder Rights Agreement.

          11.  Termination of Transfer Restrictions.  The restrictions on
               ------------------------------------
transferability hereunder shall terminate with respect to the shares of Class B Stock pledged by WCC under the Pledge Agreement upon (a) the enforcement by the Agent of any rights under the pledge provided for in the Pledge Agreement, or
(b) at the request of the Agent, at any time when an Event of Default (as defined in the Senior Credit Agreement) has occurred and is continuing in connection with a bona fide work-out of the debts of the Company.

          12.  Pledge Agreement. The shares of Class B Stock issued to WCC under
               ----------------
this Agreement are being pledged to the Senior Lender pursuant to the Pledge Agreement. WCC agrees to execute and deliver the Pledge Agreement, the certificates representing the 1,200,000 shares of Class B Stock issued to WCC, stock power and other instruments required or contemplated by the terms of the Pledge Agreement or other Senior Loan Documents.

          13.  Complete Agreement, Changes, Waivers, and Other Alternatives.
               ------------------------------------------------------------
This Agreement and the Financing Agreement contain the entire agreement between Company and WCC with respect to the Class B Stock, and all prior understandings, agreements and statements relating thereto are merged herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, unless a statement in writing is signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

          14.  Notices. All notices, requests, consents and other required or
               -------
permitted hereunder shall be in
writing and shall be delivered in person, mailed first-class postage prepaid, registered or certified mail, or sent by telegram, telecopy, express courier service or hand delivery, to the address set forth below or to such other address as may be designated by a notice in writing to the other party:

               (a)  if to WCC:

                     Westinghouse Credit Corporation
                     One Oxford Centre
                     Eighth Floor
                     301 Grant Street
                     Pittsburgh, PA 15219
                     Attention:  Carmen J. Gigliotti
                     Telecopy:  (412) 393-3158

               (b)  if to Company:

                     Federated Investors
                     Federated Investors Tower
                     Pittsburgh, PA 15222-3779
                     Attention:  John W. McGonigle, Esq.
                     Telecopy:  (412) 288-7578

Each such notice, request, or other communication shall for all purposes of this Agreement be deemed effective or given when delivered personally, when sent and receipt orally confirmed if made by telegram or telecopy or, in the case of mailing, on the earlier to occur of actual receipt or the third day after mailing in the manner provided in this paragraph.

          15.  Survival of Representations and Warranties.  All representations
               ------------------------------------------
and warranties contained or incorporated by reference herein shall survive the execution and delivery of this Agreement, any investigation at any time made by WCC or on WCC's behalf, and the sale and purchase of the Class B Stock and payment therefor.

          16.  Parties in Interest.  The terms and provisions of this Agreement
               -------------------
shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by the holder or holders at the time of any of the Class B Stock.

          17.  Headings.  The headings of the sections and paragraphs of this
               --------
Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

          18.  Choice of Law.  The laws of the Commonwealth of Pennsylvania
               -------------
shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties except to the extent that principles of corporate and business trust law are governed exclusively by the substantive laws of the state of organization of the entity in question.

          19.  Counterparts.  This Agreement may be executed concurrently in two
               ------------
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          20.  Limitation of Liability.  WCC is expressly put on notice of the
               -----------------------
limitation of liability as set forth in the Declaration of Trust of Company and the declaration of trusts of certain of its Subsidiaries and agrees that the obligations assumed by Company and its Subsidiaries pursuant to this Agreement and the other Operative Documents be limited in any case to Company and its Subsidiaries and their respective assets. WCC shall not seek satisfaction of any obligation of Company or its Subsidiaries under this Agreement from any of the shareholders of Company, the trustees, officers or employees of those entities, or any of them.

          21.  No Transfers to Competitors.  WCC may not sell, assign or
               ---------------------------
otherwise transfer any of the Class B Stock to any Person whose principal business is in direct competition with Company's principal business or to any Person that owns 50% of the equity of such Person.

          The parties have executed this Agreement as of the date first above written.


                                        FEDERATED INVESTORS


                                        By   [SIGNATURE ILLEGIBLE]
                                          --------------------------------
                                             Title: Vice President



                                        WESTINGHOUSE CREDIT CORPORATION


                                        By________________________________
                                             Title: Vice President

                                   EXHIBIT 1



          SECTION 4.4  COMMON SHARES.
                       -------------

          4.4.1  RANK.
                 ----

          The Common Shares shall (a) rank junior to (i) the Series B Preferred Shares with respect to the payment of dividends, redemption and liquidation amounts, and (ii) the Series A Preferred Shares, with respect to the payment (whether currently, upon liquidation as set forth in clauses (i) and (ii) of section 4.2.3(a), or otherwise) of dividends, redemption and liquidation amounts, and (b) be on a parity with the Series A Preferred Shares with respect to Series A Secondary Distributions to the holders of Series A Preferred Shares made in accordance with section 4.2.3(a) (iii). Except as otherwise expressly provided in this Article IV, all Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges.

          4.4.2  DIVIDENDS; REPURCHASES.
                 ----------------------

          (a) Dividends. Subject to the provisions of sections 4.2 and 4.3, from and after the date of issuance, the holders of outstanding Common Shares shall be entitled to receive dividends on the Common Shares, to the exclusion of the holders of Preferred Shares. All holders of Common Shares shall share ratably, in accordance with the number of Shares held by each such holder, in all dividends or distributions payable in cash, obligations of or beneficial interests in the Trust or other property. All dividends or distributions declared on Common Shares which are payable in Common Shares shall be declared at the same rate on the Class A Common Shares and the Class B Common Shares but shall be payable only in Class A Common Shares to the holders of Class A Common Shares and in

Class B Common Shares to the holders of Class B Common Shares.

          (b)  Repurchases.  The Trust shall not make or agree to make a
               -----------
Repurchase of any Common Shares or Options except in accordance with section 3.4 of the Shareholder Agreement.

          4.4.3  SHARE SPLITS.
                 ------------

          The Trust shall not in any manner subdivide or combine the outstanding Shares of one class of Common Shares unless the outstanding Shares of the other classes of Common Shares shall be proportionately subdivided or combined.

          4.4.4  LIQUIDATION.
                 -----------

          In the event of any Liquidation of the Trust, after payment (a) of all Series A Primary Distributions shall have been made to the holders of outstanding Series A Preferred Shares, and (b) of all Series B Liquidation Payments shall have been made to the holders of outstanding Series B Preferred Shares, the holders of Class A Common Shares and Class B Common Shares shall be entitled to share ratably with the holders of Series A Preferred Shares, in accordance with the number of Shares held by each such holder (or, in the case of the holders of Series A Preferred Shares, in accordance with the number of Class B Common Shares that would be issued to such holders were the outstanding Series A Preferred Shares converted into Class B Common Shares on the date fixed for such Liquidation at the Conversion Rate that would apply were such date a Conversion Notice Date), in the remaining assets of the Trust available for distribution among the holders of the Common Shares.

          4.4.5  VOTING RIGHTS
                 -------------

          Except as otherwise provided in this Article IV or by law, the entire voting power of the Trust shall be vested in the holders of Class A Common Shares and each holder of Class A Common Shares shall be entitled to one vote for each Class A Common Share held by such holder, provided that without the
                                                   --------
consent (given in writing or by vote at any regular or special meeting of Shareholders) of the holders (or, in the case of clause (b), deemed holders) of a majority of the aggregate of (a) the Class B

Common Shares that are then outstanding, and (k) the Class B Common Shares that would be issued to holders of the Series A Preferred Shares were the outstanding Series A Preferred Shares converted into Class B Common Shares on the date such consent is to be obtained at the Conversion Rate that would apply were such date a Conversion Notice Date, the Trust shall not:

          (i) merge, consolidate with or otherwise acquire any corporation or other business entity, provided that in a transaction (A) not involving the
                            --------
     transfer of any Shares, (B) in which the Trust is the surviving entity, and
     (C) pursuant to which this Declaration of Trust has not been amended, altered, repealed or superseded, the Trust may, without such consent, merge, consolidate with or otherwise acquire: (x) a Wholly-Owned Subsidiary of the Trust; or (Y) any corporation or business entity that was not, prior to giving effect to such merger, consolidation or other acquisition or any transaction relating thereto, a Wholly-Owned Subsidiary of the Trust, in any transaction or series of related transactions not exceeding in value Ten Million Dollars ($10,000,000) in the aggregate (taking into account all liabilities assumed by the Trust or its Subsidiaries in any such transaction or transactions);

          (ii) sell, lease, exchange or otherwise dispose of all or substantially all of the assets of the Trust or any Subsidiary thereof to other than a Wholly-Owned Subsidiary of the Trust in any transaction or series of related transactions exceeding value Ten Million Dollars ($10,000,000) in the aggregate (taking into account all liabilities assumed by the Trust or its Subsidiaries in any such transaction or transactions);

          (iii) (A) effect any amendment to this Declaration of Trust or the By-laws of the Trust that adversely affects the rights, powers or preferences of the Class B Common Shares or authorize any shares of beneficial interest in the Trust other than the Preferred Shares and the Common Shares, provided that the Trust may issue the Series C Preferred
                    --------
     Shares without such consent, or (B) reclassify or recapitalize any Shares;
     or

          (iv) liquidate, dissolve or otherwise wind up the affairs of the Trust or file, or consent by answer or otherwise to the filing against the Trust of, a petition for relief of reorganization or arrangement or any other petition in bankruptcy, insolvency or similar law of any jurisdiction.

                                      -13-